Exhibit 4.1

ANGLOGOLD ASHANTI HOLDINGS PLC

ANGLOGOLD ASHANTI LIMITED

OFFICERS’ CERTIFICATE

Officers’ Certificate pursuant to Section 301 of the Indenture

(the “301 Officers’ Certificate”)

3.750% Notes due 2030

Each of, Rob Hayes and Simon Scott, duly appointed as a director of AngloGold Ashanti Holdings plc (the “Company”), pursuant to Section 301 of the indenture dated April 28, 2010 (the “Indenture”) among the Company, AngloGold Ashanti Limited as guarantor (the “Guarantor”) and The Bank of New York Mellon as trustee (the “Trustee”) and pursuant to a resolution duly adopted by the Board of Directors of the Company on September 21, 2020 provided as Exhibit A hereto, whereby each director of the Company designated as an “Authorized Person” was authorized to do anything and to execute and deliver any document necessary, desirable or incidental to an offering of Notes to be issued in one tranche with a maturity of 10 years from the date of issuance, HEREBY APPROVE AND CONFIRM that one series of Notes be established hereby, consisting of U.S.$700 million aggregate principal amount of 3.750% Notes due 2030 (the “Notes”).

Title:	3.750% Notes due 2030

Principal Amount:	$700,000,000

Currency:	U.S. dollar

Stated Maturity:	October 1, 2030

Issue Price:	99.678%

Interest Rate:	3.750% per year

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2021

Issue Date:	October 1, 2020

Regular Record Dates:	March 15 and September 15 (whether or not a Business Day) immediately preceding the applicable interest payment date

Guarantee:	The Notes will be fully and unconditionally guaranteed by the Guarantor as to the payment of principal of, premium, if any, and interest on the Notes, including any Additional Amounts.

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Form:	The Notes will be issued in the form of one or more global notes, which will be executed and delivered in substantially the form attached hereto as Exhibit B in fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC.

Denominations:	The Notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

Place of Payment, Paying Agent:	The Bank of New York Mellon 240 Greenwich Street New York, New York 10286 United States of America Attention: Global Corporate Trust

Business Day:	Any day, other than a Saturday or Sunday, which is not, in New York City or London, United Kingdom, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Notices and Demands:	If to the Company: AngloGold Ashanti Holdings plc 4th Floor Communications House South Street Staines-upon-Thames TW18 4PR United Kingdom Tel: +44 (0)203 968 3320 Attention: The General Manager

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If to the Guarantor:

AngloGold Ashanti Limited

76 Rahima Moosa Street

Newtown, Johannesburg, 2001

P.O. Box 62117, Marshalltown, 2107

South Africa

Tel: +27 (11) 637 6000

Attention: The Company Secretary

Covenants:	The covenants set forth in the Indenture shall apply to the Notes.

In connection with such covenants:

•  The percentage of Consolidated Net Tangible Assets not to be exceeded in connection with the limitations on liens set forth in Section 1006 of the Indenture and the limitations on sale and leaseback transactions in Section 1007 of the Indenture shall be 10% and 10%, respectively.

•  The percentage of Consolidated Net Tangible Assets in excess of which a property may be considered a “Principal Property”, as further described in the Indenture under the definition of “Principal Property”, shall be 5%.

•  The definition of “Principal Property” as used in the Indenture shall be amended and supplemented, with respect to the Notes only, by deleting the phrase “in each case, and the net book value” and inserting in lieu thereof the phrase “in each case, the net book value”.

•  The definition of “Attributable Debt” as used in the Indenture shall be amended and supplemented, with respect to the Notes only, by inserting the parenthetical “(as determined in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), as in effect immediately prior to the adoption of IFRS 16—“Leases”)” following the term “operating lease”.

Payment of Additional Amounts:	The Company or the Guarantor may be required to pay Holders Additional Amounts as set forth in Section 1005 of the Indenture and the form of the Notes attached hereto as Exhibit B.

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In addition to the exceptions and limitations described in the Indenture, neither the Company nor the Guarantor shall be required to pay any Additional Amounts for or on account of any taxes required to be withheld or deducted under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA.

Optional Tax Redemption:	In the event of certain tax law changes that require the Company or the Guarantor to pay Additional Amounts, and in other limited circumstances as described in the Indenture and the form of the Notes attached hereto as Exhibit B, the Company or the Guarantor may redeem all, but not less than all, of the Notes prior to maturity.

Notice of redemption shall be given in the manner provided for in the Indenture and the form of the Notes attached hereto as Exhibit B not less than 10 nor more than 60 days prior to the Redemption Date.

Optional Redemption:	Prior to July 1, 2030, the Company or the Guarantor may redeem the Notes, in whole or in part, at any time and from time to time at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed if such Notes matured on July 1, 2030

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(exclusive of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-whole Spread, plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after July 1, 2030, the Company or the Guarantor may redeem the Notes, in whole or in part, at any time and from time to time at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Further installments of interest on the Notes to be redeemed that are due and payable on the Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture.

In connection with such optional redemption, the following defined terms apply:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

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“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes mature on July 1, 2030) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes (assuming, for this purpose, that the Notes mature on July 1, 2030).

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Make-whole Spread” means 50 basis points.

“Reference Treasury Dealer” means each of any four of BMO Capital Markets Corp., BNP Paribas, BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, RBC Capital Markets, LLC and Scotia Capital (USA) Inc. or their respective affiliates, in each case that are primary U.S. Government securities dealers, selected by the Company, and their respective successors; provided, however, that if any of the foregoing or their respective affiliates shall cease to be a primary U.S. Government securities dealer in New York City, the Company shall substitute therefor another such primary U.S. Government securities dealer.

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“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such Redemption Date.

The Company will give notice to each Holder of Notes to be redeemed of any redemption the Company or the Guarantor proposes to make at least 10 days, but not more than 60 days, before the Redemption Date or request that the Trustee send such notice of redemption to each Holder of Notes to be redeemed in the name of the Company and at its expense. If fewer than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected as set forth under “Selection and Notice” below.

Subject to the terms of the applicable notice of redemption, Notes called for redemption become due on the Redemption Date. Unless the Company or the Guarantor defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Selection and Notice:	If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the

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Company, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Note of $200,000 in aggregate principal amount or less shall be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancelation of the original Note. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

At all times, for the purposes of the terms set forth in this 301 Officers’ Certificate and the Indenture, the terms relating to selection and notice of this 301 Officers’ Certificate will supersede the applicable terms of Article Eleven of the Indenture to the extent inconsistent with such terms.

Change of Control Repurchase Event:	In certain circumstances the Company may be required to make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase, as set forth in the form of the Notes attached hereto as Exhibit B.

Consolidation, Merger, Conveyance or Transfer:	Neither the Company nor the Guarantor will consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless certain conditions are met, as set forth in the form of the Notes attached hereto as Exhibit B.

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Sinking Fund:	The Notes will not be entitled to the benefit of a sinking fund.

Further Issuance:	The Company may, without the consent of the Holders of the Notes, issue additional notes (the “Additional Notes”) having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes except for the price to the public and issue date; provided, however, that no Additional Notes may be issued unless they are fungible with the Notes for U.S. federal income tax purposes. Any Additional Notes, together with the Notes, will constitute a single series of Securities under the Indenture. There is no limitation on the amount of the Notes or other debt securities that the Company may issue under the Indenture.

Other Terms:	At all times, for the purposes of the covenants set forth in the Indenture, references in Section 1008 of the Indenture to (i) Section 301(14) will be deleted and replaced in its entirety by reference to Section 301(16) and (ii) Section 301(15) will be deleted and replaced in their entirety by references to Section 301(17).

The other terms of the Notes shall be substantially as set forth in the Indenture dated April 28, 2010 and the form of the Notes attached hereto as Exhibit B.

For purposes of this 301 Officers’ Certificate, except as otherwise provided, all capitalized terms not defined herein shall have the meaning provided in the Indenture.

All provisions in the form of the Notes attached hereto as Exhibit B which are specifically referred to herein are hereby incorporated in and made a part of this 301 Officers’ Certificate as if set forth in full herein.

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IN WITNESS WHEREOF, each of the undersigned has executed this 301 Officers’ Certificate on the date and in the capacity described herein.

Dated: October 1, 2020

ANGLOGOLD ASHANTI HOLDINGS PLC

By:	/s/ Rob Hayes
	Name:	Rob Hayes
	Title:	Director

By:	/s/ Simon Scott
	Name:	Simon Scott
	Title:	Director

[Signature page – Officers’ Certificate Pursuant to Section 301 of Indenture – AGAH]

ACKNOWLEDGED AND AGREED

Dated: October 1, 2020

ANGLOGOLD ASHANTI LIMITED

By:	/s/ Kandimathie Christine Ramon
	Name:	Kandimathie Christine Ramon
	Title:	Executive Director and Interim Chief Executive Officer

By:	/s/ Lizelle Marwick
	Name:	Lizelle Marwick
	Title:	Executive Vice President, General Counsel and Compliance and Interim Company Secretary

[Signature page – Officers’ Certificate Pursuant to Section 301 of Indenture – AGA]

Exhibit A

A-1

[Resolutions of Board of Directors]

A-2

EXHIBIT B

FORM OF NOTE

[FACE OF GLOBAL NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

ANGLOGOLD ASHANTI HOLDINGS PLC

3.750% Notes due 2030

Guaranteed By

ANGLOGOLD ASHANTI LIMITED

No. 00[1]	$[•]
CUSIP No. 03512TAE1
ISIN No. US03512TAE10

ANGLOGOLD ASHANTI HOLDINGS PLC, a company incorporated under the laws of the Isle of Man (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[•] on October 1, 2030 and to pay interest thereon from October 1, 2020 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year, commencing April 1, 2021 (each, an “Interest Payment Date”), at the rate of 3.750% per annum, until principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on March 15 and September 15 immediately preceding the applicable Interest Payment Date, each, a “Regular Record Date” for such interest. Any such interest which is payable, but is not punctually paid or duly provided for, on such Interest Payment Date will forthwith cease to be payable to such Holder on the relevant Regular Record Date by virtue of having been such Holder, and such defaulted interest and, if applicable, interest on such defaulted interest (to the extent lawful) at the rate specified in this Note may be paid by the Company or the Guarantor, at its election, in each case, as provided in the Indenture.

Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of, and interest, if any, on this Note will be made at the office or agency of the Company maintained for that purpose in New York City, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed manually or in facsimile.

Dated: October 1, 2020

ANGLOGOLD ASHANTI HOLDINGS PLC

By:
Name:
Title: Director

By:
Name:
Title: Director

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: October 1, 2020

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

FORM OF GUARANTEE

For value received, ANGLOGOLD ASHANTI LIMITED, a corporation duly organized and existing under the laws of South Africa (herein called the “Guarantor”, which term includes any successor Person under the Indenture (the “Indenture”) referred to in the Note on which this Guarantee is endorsed), has unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article Sixteen of the Indenture, the due and punctual payment of the principal of and any premium and interest on such Note, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Note and the Indenture.

All payments pursuant to this Guarantee shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Isle of Man, the United Kingdom or South Africa or the jurisdiction of organization of any successor to the Company or the Guarantor, or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by the Isle of Man, the United Kingdom or South Africa or such other jurisdiction or any such subdivision or authority to be withheld or deducted. In that event, the Guarantor will pay such Additional Amounts as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to the Holder of the Note on which this Guarantee is endorsed of the amounts which would have been payable in respect of the Guarantee thereof had no such withholding or deduction been required, subject to certain exceptions as set forth in Article Ten of the Indenture.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Sixteen of the Indenture, and reference is hereby made to such Article and Indenture, which includes the particular terms of the Note on which this Guarantee is endorsed established pursuant to Section 301 of the Indenture, for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated: October 1, 2020

ANGLOGOLD ASHANTI LIMITED

By:
Name:
Title:

By:
Name:
Title:

[REVERSE OF GLOBAL NOTE]

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Note”), issued and to be issued in one or more series under an indenture, dated as of April 28, 2010 (herein called the “Indenture” which term shall have the meaning assigned to it in such instrument), among the Company, AngloGold Ashanti Limited, as guarantor (herein called the “Guarantor”, which term includes any successor Person under the Indenture) and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any other successor Trustee under the Indenture) and reference is hereby made to the Indenture and the Officers’ Certificate dated as of October 1, 2020 issued pursuant to Section 301 of the Indenture (herein called the “301 Officers’ Certificate”) for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee, and the Holders of the Notes of this series and of the terms upon which the Notes of this series are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to U.S.$700,000,000.

The Company may, without the consent of the Holders of the Notes of this series, issue additional notes of this series (the “Additional Notes”) having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes of this series except for the price to the public and issue date; provided, however, that no Additional Notes may be issued unless they are fungible with the Notes of this series for U.S. federal income tax purposes. Any Additional Notes, together with the Notes of this series, will constitute a single series of Securities under the Indenture. There is no limitation on the amount of Notes of this series or other debt securities that the Company may issue under the Indenture.

The Notes of this series will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes of this series are issuable only in registered form without coupons in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The Notes of this series will initially be issued in the form of one or more global notes (each, a “Global Note”). Except as provided in the Indenture, a Global Note shall not be exchangeable for one or more definitive Notes.

If an Event of Default with respect to Notes of this series occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes of this series may declare the principal of all of the Notes of this series to be due and payable in the manner and with the effect provided in the Indenture.

If an Event of Default with respect to Notes of this series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes of this series and related coupons by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.

All payments of, or in respect of, principal of and any premium and interest on any Note of this series, and all payments pursuant to the Guarantee, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Isle of Man, the United Kingdom or South Africa, any other jurisdiction where the Company or the Guarantor is tax resident or in which the Company does business, the government of a jurisdiction in which any successor to the Company or the Guarantor is organized or tax resident or any political subdivision or taxing authority thereof or therein (a “Taxing Jurisdiction”), unless such taxes, duties, assessments or governmental charges are required by such Taxing Jurisdiction to be withheld or deducted. In that event, the Company or the Guarantor, as applicable, will pay such additional amounts of, or in respect of, principal and any premium and interest (“Additional Amounts”) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder of Notes of this series of the amounts which would have been payable in respect of such Notes or the Guarantee, as the case may be, had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

(1) any tax, duty, assessment or other governmental charge imposed by any jurisdiction other than a Taxing Jurisdiction (including the United States or any political subdivision or taxing authority thereof or therein);

(2) any tax, duty, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between such Holder or a third party on behalf of such Holder by reason of its (or between a fiduciary, settlor, beneficiary member, shareholder or possessor of a power over such Holder, if such Holder is an estate, trust, partnership or corporation) having some present or former connection with a Taxing Jurisdiction (including being or having been a citizen or resident of a Taxing Jurisdiction or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, but not including the mere holding or ownership of a debt security), or (B) the presentation of such Note or the Guarantee thereof for payment more than 30 days after the date on which such payment became due or was provided for, whichever is later;

(3) any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(4) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on the Notes or the Guarantee thereof;

(5) any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request of the Company or the Guarantor addressed to the Holder (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(6) any withholding or deduction that is imposed on a payment to an individual and required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Counsel Meeting of 26 - 27 November 2000 or any law implementing or complying with or introduced in order to conform to such Directive;

(7) any taxes required to be withheld or deducted under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(8) any combination of items (1), (2), (3), (4), (5), (6) and (7).

Additionally, Additional Amounts shall not be paid with respect to any payment in respect of any Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of such Note.

References herein to the payment of the principal of or any premium or interest on, or in respect of, any Note of this series (or any payments pursuant to the Guarantee thereof) such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions herein and express mention of the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

The provisions herein shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company or the Guarantor is organized, or any political subdivision or taxing authority thereof or therein.

The Notes of this series are redeemable at the option of the Company or the Guarantor (or their successors) in whole but not in part at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if, (i) the Company or the Guarantor is or would be required to pay Additional Amounts as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of a Taxing Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which a Taxing Jurisdiction is a party, which change, execution or amendment becomes effective on or after the date of issuance of the Notes of this series on October 1, 2020 (or in the case of a successor Person to the Company or the Guarantor, the date on which such successor Person became such or in the case of an assumption by the Guarantor or its Subsidiaries of obligations of the Company under the Notes of this series, the date of such assumption), or (ii) as a result of any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which a Taxing Jurisdiction is a party, which change, execution or amendment is proposed and becomes effective on or after a date on which the Guarantor or any of its Subsidiaries (an “Intercompany Debtor”) borrows money from the Company, the Intercompany Debtor is or would be required to deduct or withhold tax on any payment to the Company to enable the Company to make any payment of principal, premium, if any, or interest, and the payment of such Additional Amounts, in the case of clause (i), or such deductions or withholding, in the case of clause (ii), cannot be avoided by the use of any reasonable measures available to the Company, the Guarantor or the Intercompany Debtor. Prior to the giving of notice of such redemption, the Company will deliver to the Trustee an Officers’ Certificate, stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of circumstances showing that the conditions precedent to the right of the Company to redeem such Notes pursuant to the Indenture have been satisfied.

Prior to July 1, 2030, the Company or the Guarantor may redeem the Notes of this series, in whole or in part, at any time and from time to time at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes of this series to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of this series to be redeemed if such Notes matured on July 1, 2030 (exclusive of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-whole Spread, plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after July 1, 2030, the Company or the Guarantor may redeem the Notes of this series, in whole or in part, at any time and from time to time at a Redemption Price equal to 100% of the principal amount of the Notes of this series to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Further installments of interest on the Notes of this series to be redeemed that are due and payable on the Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date according to the Notes of this series and the Indenture.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes of this series to be redeemed (assuming, for this purpose, that the Notes of this series mature on July 1, 2030) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes of this series (assuming, for this purpose, that the Notes of this series mature on July 1, 2030).

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Make-whole Spread” means 50 basis points.

“Reference Treasury Dealer” means each of any four of BMO Capital Markets Corp., BNP Paribas, BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, RBC Capital Markets, LLC and Scotia Capital (USA) Inc. or their respective affiliates, in each case that are primary U.S. Government securities dealers, selected by the Company, and their respective successors; provided, however, that if any of the foregoing or their respective affiliates shall cease to be a primary U.S. Government securities dealer in New York City, the Company shall substitute therefor another such primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such Redemption Date.

The Company will give notice to each Holder of Notes of this series to be redeemed of any redemption the Company or the Guarantor proposes to make at least 10 days, but not more than 60 days, before the Redemption Date or request that the Trustee send such notice of redemption to each Holder of Notes of this series to be redeemed in the name of the Company and at its expense. If fewer than all of the Notes of this series are to be redeemed, the Notes of this series to be redeemed shall be selected as set forth below.

Subject to the terms of the applicable notice of redemption, Notes of this series called for redemption become due on the Redemption Date. Unless the Company or the Guarantor defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes of this series or portions thereof called for redemption.

If less than all of the Notes of this series are to be redeemed at any time, the Trustee will select the Notes of this series for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes of this series are listed, as certified to the Trustee by the Company, and in compliance with the requirements of The Depository Trust Company (“DTC”), or if the Notes of this series are not so listed or such exchange prescribes no method of selection and the Notes of this series are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Note of this series of $200,000 in aggregate principal amount or less shall be redeemed in part.

If any Note of this series is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancelation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

At all times, for the purposes of the terms set forth in the 301 Officers’ Certificate, this Note and the Indenture, the terms relating to selection and notice of the 301 Officers’ Certificate and this Note will supersede the applicable terms of Article Eleven of the Indenture to the extent inconsistent with such terms.

If a Change of Control Repurchase Event occurs in respect of the Notes of this series, unless either the Company or the Guarantor has exercised its right to redeem the Notes of this series as described above, the Company will be required to make an offer to each Holder of Notes of this series to repurchase all or any part (in minimal denominations of $200,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes of this series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes of this series repurchased plus any accrued and unpaid interest on the Notes of this series repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the proposed Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes of this series on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. Holders of Notes of this series electing to have their Notes of this series purchased pursuant to a Change of Control Repurchase Event offer will be required to surrender their Notes of this series, with the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes of this series to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the repurchase payment date. The Company will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes of this series, the Company will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes of this series by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1) accept for payment all Notes of this series or portions of the Notes of this series properly tendered pursuant to its offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes of this series or portions of the Notes of this series properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes of this series properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes of this series being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes of this series properly tendered the purchase price for the Notes of this series (or make payment through the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note of this series equal in principal amount to any unpurchased portion of any Notes of this series surrendered; provided, however, that each new Note of this series will be in a minimum principal amount of $200,000 and integral multiples of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes of this series issued by it upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes of this series properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, scheme of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) other than to the Guarantor, a Qualified Holding Company and/or one of their respective subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, scheme of arrangement, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) (other than a subsidiary of the Guarantor) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Guarantor’s Voting Stock or other Voting Stock into which the Guarantor’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; or

(3) the Guarantor consolidates with, or merges with or into, or enters into a scheme of arrangement with or amalgamates with, any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), or any person consolidates with, or merges with or into, or enters into a plan or arrangement with, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a Permitted Reorganization shall be deemed not to involve a Change of Control.

“Change of Control Repurchase Event” means the circumstance where each of the Rating Agencies has reduced its rating of the Notes of this series by one or more gradations (including gradations within rating categories as well as between rating categories) on any date during the 60-day period (which period shall be extended so long as the rating of this series of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “Trigger Period”) after the earlier of (1) the occurrence of a Change of Control; and (2) public notice of the intention by the Guarantor to effect a Change of Control; provided, however, that a Change of Control Repurchase Event shall be deemed not to have occurred if (A) a Rating Agency that has reduced its rating of the Notes of this series by one or more gradations (including gradations within rating categories as well as between rating categories) during the Trigger Period does not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised from or arising as a result of the applicable Change of Control (regardless of whether that Change of Control shall then have occurred) or (B) a rating of the Notes of this series by one of the Rating Agencies is within the Trigger Period subsequently upgraded to a credit rating gradation not less than that at the commencement of such 60-day period. Notwithstanding the foregoing, a Change of Control Repurchase Event will be deemed not to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated. Any change in the outlook of a rating will not constitute a change in gradation.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Reorganization” means a transaction or a series of related transactions in which (1) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Qualified Holding Company” means a holding company of which the Guarantor becomes a direct or indirect wholly-owned subsidiary pursuant to a Permitted Reorganization, and its successors and assigns.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, however, that if any of Fitch, Moody’s or S&P ceases to rate the Notes of this series or fails to make a rating of the Notes of this series publicly available for reasons outside of the Guarantor’s control, the Guarantor may select (as certified by a resolution of the Guarantor’s board of directors) a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Securities Exchange Act, as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Neither the Company nor the Guarantor shall consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1) either the Company or the Guarantor shall be the continuing corporation, or the corporation formed by such consolidation or into which the Company or the Guarantor is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company or the Guarantor substantially as an entirety (or in the case of any conveyance or transfer of the properties and assets of the Guarantor substantially as an entirety to a Qualified Holding Company and/or any direct or indirect wholly-owned subsidiary of a Qualified Holding Company in connection with a Permitted

Reorganization, such Qualified Holding Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee acting reasonably, in the case of the Company, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed, and, in the case of the Guarantor, the due and punctual performance of the Guarantee and the performance or observance of every covenant of the Indenture on the part of the Guarantor to be performed or observed;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) the Company or such Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with these provisions and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The above paragraph shall only apply to a merger or consolidation in which the Company or the Guarantor, as the case may be, is not the surviving corporation and to conveyances and transfers by the Company or the Guarantor, as the case may be, as transferor.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company or the Guarantor, as the case may be, substantially as an entirety to any Person in accordance with the preceding paragraphs, the successor Person formed by such consolidation or into which the Company or the Guarantor is merged or to which such conveyance or transfer is made (or in the case of any such conveyance or transfer to a Qualified Holding Company and/or any direct or indirect wholly-owned subsidiary of a Qualified Holding Company in connection with a Permitted Reorganization, such Qualified Holding Company) shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor under the Indenture with the same effect as if such successor Person had been named as the Company or the Guarantor, as the case may be, in the Indenture; and in the event of any such conveyance or transfer, the Company or the Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Notes and the coupons, or the Guarantee, as the case may be, and may be dissolved and liquidated.

The Indenture contains provisions for defeasance at any time of the entire indebtedness on this Note upon compliance by the Company with certain conditions set forth thereon, which provisions apply to this Note.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company or the Guarantor and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series or any related coupon shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes of this series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Notes of this series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes of this series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all such Holders of Notes of this series.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, or the Guarantor which is absolute and unconditional, to pay the principal of, and interest, if any, on this Note at the time, place and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.

No service charge shall be made for any registration of transfer or exchange of Notes of this series, but the Company, the Guarantor, or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, as provided in the Indenture.

Prior to due presentation of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee, may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Guarantor, the Trustee, or any such agent shall be affected by notice to the contrary. None of the Company, the Guarantor, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Note in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Nothing shall prevent the Company, the Guarantor, the Trustee or any agent of the Company, the Guarantor or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any depositary, as a Holder, with respect to such Global Note or impair, as between such depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such depositary (or its nominee) as Holder of such Global Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture or the 301 Officers’ Certificate. To the extent any provision of this Note conflicts with the express provisions of the Indenture (except as otherwise specified in the 301 Officers’ Certificate), the provisions of the Indenture shall govern and be controlling.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the Change of Control Repurchase Event provisions of this Note, check the following box:

☐ Purchase pursuant to Change of Control Repurchase Event

If you want to elect to have only part of this Note purchased by the Company pursuant to the Change of Control Repurchase Event provisions of this Note, state the amount:

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Note shall be $[•]. The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Trustee